EXHIBIT 21.1
SUBSIDIARIES OF BLACKBAUD, INC.
As of February 22, 2017

Organized Under Laws of:
Blackbaud, Inc.	Delaware
Subsidiaries
Blackbaud Asia Limited	Hong Kong
Blackbaud Canada, Inc.	Canada
Blackbaud Europe Ltd.	Scotland
Blackbaud Global Ltd.	England and Wales
Blackbaud Pacific Pty. Ltd.	Australia
Convio, LLC	Delaware
Everyday Hero Ltd.	England and Wales
Everyday Hero Pty. Ltd.	Australia
Good + Geek, LLC	Delaware
Microedge, LLC	New York
MyCharity, Ltd.	Ireland
NPO Account Services, LLC	Delaware
Smart, LLC	Delaware
VFF I AIV I Corp.	Delaware